Exhibit 99.1

Olympic Steel Reports 2016 Third-Quarter Results

Board Declares Regular Quarterly Cash Dividend

CLEVELAND--(BUSINESS WIRE)--November 3, 2016--Olympic Steel, Inc. (Nasdaq: ZEUS), a leading national metals service center, today announced financial results for the third quarter and nine-months ended Sept. 30, 2016.

Third-quarter net sales were $268.3 million, compared with $276.9 million in 2015’s same quarter. Net sales during the 2016 nine-month period totaled $800.2 million, versus $938.0 million during the same period of the prior year. Average selling prices were lower in both 2016 periods and lower sales volumes of carbon flat products were partially offset by higher sales volume of specialty metals flat products.

Consolidated gross margin expanded to 21.3% of sales during the quarter, compared with 21.2% of sales in the third quarter of 2015. Gross margin in the current-year was negatively impacted by a non-recurring $1.7 million arbitration decision, accrued in September, related to a 2015 foreign steel purchase. This more than offset $0.7 million of LIFO income recorded in the third quarter. For the nine-month period, gross margin improved to 23.0% of sales, compared with 19.6% in the comparable period last year. Year-to-date, LIFO income was $0.7 million in 2016, compared with LIFO income of $1.7 million recorded in the 2015 nine-month period.

Operating income was breakeven in the third quarter, compared with $0.5 million in last year’s third quarter. Year-to-date operating income improved to $8.4 million in 2016, compared with the operating loss of $20.6 million reported in the same period of 2015. Last year’s nine-months results included impairment charges totaling $24.5 million.

“The commercial discipline exhibited by domestic steel producers this year is encouraging. Higher prices for steel making raw materials, such as iron ore and coking coal, suggest price increases announced by the mills in October may hold,” said Michael D. Siegal, Olympic Steel Chairman and Chief Executive Officer. “Looking ahead, our customers’ inventory levels remain lean, suggesting order patterns should normalize if average prices begin to rebound.”

For the third quarter, the Company reported a net loss of $1.8 million, or $0.16 cents per share, versus a net loss of $0.6 million, or $0.05 per share in the year-ago quarter. The arbitrated decision lowered net earnings by $0.10 per share. In addition, income tax expense of $0.5 million was recorded in the third quarter, despite a reported pretax loss, lowering net results. The increased income tax rate in 2016 resulted from the previously disclosed tax valuation reserve adjustment in the second quarter, and a greater percentage of non-deductible expenses compared to lower pretax income in previous quarters.

Net income for the 2016 nine-month period was $1.0 million, or $0.09 per diluted share. This was up from the net loss of $21.8 million, or a loss of $1.95 per share, in the same period last year.

The Company’s Board of Directors also approved a regular quarterly cash dividend of $0.02 per share, payable on Dec. 15, 2016, to shareholders of record on Dec. 1, 2016.

Conference Call and Webcast

A simulcast of Olympic Steel’s 2016 third-quarter and nine-months results conference call can be accessed via the investor relations section of the Company’s website at www.olysteel.com. The simulcast will begin at 10 a.m. EDT today and a replay of the call will be available for 14 days thereafter.

Forward-Looking Statements

It is the Company’s policy not to endorse any analyst’s sales or earnings estimates. Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “may,” “will,” “anticipate,” “should,” “intend,” “expect,” “believe,” “estimate,” “project,” “plan,” “potential,” or “continue,” as well as the negative of these terms or other similar expressions. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those implied by such statements. Readers are cautioned not to place undue reliance on these forward-looking statements. Such risks and uncertainties include, but are not limited to: general and global business, economic, financial and political conditions; competitive factors such as the availability, global production levels and pricing of metals, industry shipping and inventory levels and rapid fluctuations in customer demand and metals pricing; cyclicality and volatility within the metals industry; the strengthening of the U.S. dollar and the related impact on foreign steel pricing, U.S. exports, and foreign imports to the United States; the levels of imported steel in the United States; the availability and costs of transportation and logistical services; the successes of our strategic efforts and initiatives to increase sales volumes, maintain or improve working capital turnover and free cash flows, improve our customer service, and achieve cost savings, including our internal program to improve earnings; our ability to generate free cash flow through operations and limited future capital expenditures, reduce inventory and repay debt within anticipated time frames; events or circumstances that could impair or adversely impact the carrying value of any of our assets; risks and uncertainties associated with intangible assets, including additional impairment charges related to indefinite lived intangible assets; events or circumstances that could adversely impact the successful operation of our processing equipment and operations; the amounts, successes and our ability to continue our capital investments and strategic growth initiatives, including our business information system implementations; the successes of our operational excellence initiatives to improve our operating, cultural and management systems and reduce our costs; the ability to comply with the terms of our asset-based credit facility; the ability of our customers and third parties to honor their agreements related to derivative instruments; customer, supplier and competitor consolidation, bankruptcy or insolvency; reduced production schedules, layoffs or work stoppages by our own, our suppliers’ or customers’ personnel; the impacts of union organizing activities and the success of union contract renewals; the timing and outcomes of inventory lower of cost or market adjustments and last-in, first-out, or LIFO, income, especially during periods of declining market pricing; the ability of our customers (especially those that may be highly leveraged, and those with inadequate liquidity) to maintain their credit availability; the inflation or deflation existing within the metals industry, as well as our product mix and inventory levels on hand, which can impact our cost of materials sold as a result of the fluctuations in the LIFO inventory valuation; the adequacy of our existing information technology and business system software, including duplication and security processes; the adequacy of our efforts to mitigate cyber security threats; access to capital and global credit markets; our ability to pay regular quarterly cash dividends and the amounts and timing of any future dividends; our ability to repurchase shares of our common stock and the amounts and timing of any repurchases, if any; and unanticipated developments that could occur with respect to contingencies such as litigation, arbitration, and environmental matters, including any developments that would require any increase in our costs for such contingencies.

About Olympic Steel

Founded in 1954, Olympic Steel is a leading U.S. metals service center focused on the direct sale and distribution of large volumes of processed carbon, coated and stainless flat-rolled sheet, coil and plate steel and aluminum products. The Company’s CTI subsidiary is a leading distributor of steel tubing, bar, pipe, valves and fittings, and fabricates pressure parts for the electric utility industry. Headquartered in Cleveland, Ohio, Olympic Steel operates from 33 facilities in North America.

For additional information, please visit the Company’s website at www.olysteel.com or www.b2i.us/profiles/investor/ContactUs.asp?BzID=2195

-Financial Tables Follow-

Olympic Steel, Inc. Consolidated Statements of Operations (unaudited, in thousands, except per-share data)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2016	2015	2016	2015

Net sales	$268,255	$276,922	$800,212	$938,038

Costs and expenses

Cost of materials sold (exclusive of items shown below)	211,037	218,172	616,545	753,949
Warehouse and processing	20,034	21,261	61,561	65,520
Administrative and general	16,003	15,943	48,054	49,287
Distribution	8,995	8,950	27,762	27,819
Selling	5,629	5,315	17,361	16,106
Occupancy	2,135	2,196	6,630	7,212
Depreciation	4,172	4,409	13,231	13,627
Amortization	223	223	667	667
Impairment	-	-	-	24,451

Total costs and expenses	268,228	276,469	791,811	958,638

Operating income (loss)	27	453	8,401	(20,600)
Other income (loss), net	21	(84)	(42)	(141)

Income (loss) before interest and income taxes	48	369	8,359	(20,741)
Interest and other expense on debt	1,336	1,405	3,895	4,439

Income (loss) before income taxes	(1,288)	(1,036)	4,464	(25,180)
Income tax provision (benefit)	469	(438)	3,438	(3,391)

Net income (loss)	$(1,757)	$(598)	$1,026	$(21,789)

Earnings per share:

Net income (loss) per share-basic	$(0.16)	$(0.05)	$0.09	$(1.95)

Weighted average shares outstanding - basic	11,219	11,203	11,206	11,200

Net income (loss) per share-diluted	$(0.16)	$(0.05)	$0.09	$(1.95)

Weighted average shares outstanding - diluted	11,219	11,203	11,206	11,200

Olympic Steel, Inc. Consolidated Balance Sheets (unaudited, in thousands)

	At Sept. 30, 2016	At Dec. 31, 2015

Assets

Cash and cash equivalents	$2,845	$1,604
Accounts receivable, net	110,989	92,877
Inventories, net (includes LIFO debit of $7,255, and $6,555, as of Sept. 30, 2016, and Dec. 31, 2015, respectively)	230,820	206,645
Prepaid expenses and other	6,225	7,820
Total current assets	350,879	308,946

Property and equipment, at cost	373,585	372,129
Accumulated depreciation	(214,943)	(205,591)
Net property and equipment	158,642	166,538

Intangible assets, net	24,091	24,757
Other long-term assets	16,355	13,229
Total assets	$549,967	$513,470

Liabilities

Current portion of long-term debt	$1,825	$2,690
Accounts payable	65,079	55,685
Accrued payroll	9,285	6,884
Other accrued liabilities	14,658	11,801
Total current liabilities	90,847	77,060

Credit facility revolver	163,516	145,800
Other long-term liabilities	14,668	11,419
Deferred income taxes	25,369	24,496
Total liabilities	294,400	258,775

Shareholders' equity

Preferred stock	-	-
Common stock	128,563	128,129
Treasury stock	(699)	(699)
Accumulated other comprehensive loss	-	(70)
Retained earnings	127,703	127,335
Total shareholders' equity	255,567	254,695
Total liabilities and shareholders' equity	$549,967	$513,470

Olympic Steel, Inc. Segment Financial Information (unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	Sept. 30,		Sept. 30,

	2016	2015	2016	2015
Net sales
Carbon flat products	$169,372	$176,656	$503,928	$614,408
Specialty metals flat products	49,539	46,470	144,898	151,816
Tubular and pipe products	49,344	53,796	151,386	171,814
Total net sales	$268,255	$276,922	$800,212	$938,038

Depreciation and amortization
Carbon flat products	$2,795	$2,905	$8,737	$9,213
Specialty metals flat products	203	175	586	525
Tubular and pipe products	1,372	1,527	4,499	4,480
Corporate	25	25	76	76
Total depreciation and amortization	$4,395	$4,632	$13,898	$14,294

Operating income (loss)
Carbon flat products	$(3,613)	$(1,100)	$(122)	$(929)
Specialty metals flat products	3,003	(358)	7,326	(340)
Tubular and pipe products	2,773	3,685	7,149	10,443
Corporate	(2,136)	(1,774)	(5,952)	(5,323)
Impairment	-	-	-	(24,451)
Total operating income (loss)	$27	$453	$8,401	$(20,600)

Other income (loss), net	21	(84)	(42)	(141)
Income (loss) before interest and income taxes	48	369	8,359	(20,741)
Interest and other expense on debt	1,336	1,405	3,895	4,439
Income (loss) before income taxes	$(1,288)	$(1,036)	$4,464	$(25,180)

Capital expenditures
Flat products	$1,145	$1,148	$3,930	$3,254
Tubular and pipe products	593	636	1,405	2,763
Corporate	-	-	-	-
Total capital expenditures	$1,738	$1,784	$5,335	$6,017

Olympic Steel, Inc. Segment Financial Information (unaudited, in thousands)

	At Sept. 30, 2016	At Dec. 31, 2015
Total assets
Flat products	$357,184	$329,885
Tubular and pipe products	192,403	183,129
Corporate	380	456
Total assets	$549,967	$513,470

Other information:
	At Sept. 30,	At Dec. 31,
	2016	2015

Shareholders' equity per share	$23.31	$23.25

Debt-to-equity ratio	0.65 to 1	0.58 to 1

	Nine Months Ended
	Sept. 30,
	2016	2015

Net cash from (used for) operating activities	$(9,688)	$69,337

Cash dividends per share	$0.06	$0.06

CONTACT:
Olympic Steel Investor Relations
Matthew J. Dennis, CFA, 216-672-0522